EXHIBIT 4.1
ENGAGEMENT AGREEMENT

                      [LETTERHEAD OF VINTAGE FILINGS, LLC]

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April 15, 2005
Charles Pollock

                         RE: CONTRACT FOR EDGAR SERVICES


      I would like to take this opportunity to introduce you to a package program of EDGAR services from Vintage Filings, LLC as a method of saving your public company the typical costs associated with EDGAR filings and SEC reporting requirements.

I.    Consulting Services

      Vintage Filings hereby agrees to provided the following consulting and advisory services to your Company: review your Company's filing requirements of Sarbanes Oxley, determine a cost effective plan to edgarize the filings you are likely to require over the next 12 months. We will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can train the Company how to file Section 16 reporting requirements (Forms 3, 4 and 5) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We will also assist in formatting filings which may include Forms 3, 4, 5, 13Gs, 13Ds, S-8, 8K, 10Q, 10K, S-3, SB-2, S-2 and
proxy statements. In analyzing your expected costs we have taken into account the typical costs associated with

-  text and tabular pages

-  amended proofs and changed pages / expedited fees
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-  test filing and real time live filing fees

-  all email distributions of PDF EDGAR proofs

-  all facsimile transmissions of EDGAR proofs

-  all 12b25 and NT-10K extension forms

-  SEC filing of a Form ID

II.   Fees

As part of this Agreement, we agree to provide the above-described, unlimited, edgarizing services for the Company's SEC filings for 12 months. In return for these services, you hereby agree to issue 1,500,000 shares of the Company's Common Stock.

Such shares must be registered on a Form S-8 within ten days from the date hereof.

We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at (212) 730-4302 or via email at efilings@vfilings.com. Please confirm agreement by signing and faxing to 646.349.9655. We look forward to beginning of a mutually beneficial relationship.

                                                 Best wishes,


                                                 Seth A. Farbman, Esq.
                                                 Co-Chairman and President